HANSEN, BARNETT & MAXWELL, P.C.
A Professional Corporation CERTIFIED PUBLIC ACCOUNTANTS 5 Triad Center, Suite 750 Salt Lake City, UT 84180-1128 Phone: (801) 532-2200 Fax: (801) 532-7944 www.hbmcpas.com	Registered with the Public Company Accounting Oversight Board

To the Board of Directors and the Shareholders

China Pharma Holdings, Inc.

As an independent registered public accounting firm, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 11, 2009 with respect to the December 31, 2008 and 2007 consolidated balance sheets of China Pharma Holdings, Inc. and subsidiaries and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

                              HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah

December 28, 2009